Exhibit 3.314

PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “TOMBALL TEXAS HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE EIGHTEENTH DAY OF JULY, A.D. 2011, AT 6:24 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “TOMBALL TEXAS HOLDINGS, LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5012107 8100H	AUTHENTICATION: 9122010
111144603	DATE: 10-28-11

You may verify this certificate online at corp. delaware. gov/authver. shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:31 PM 07/18/2011 FILED 06:24 PM 07/18/2011 SRV 110833036 – 5012107 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Tomball Texas Holdings, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centervilie Road, Suite 400 in the City of Wilmington (New Castle County).

The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Tomball Texas Holdings, LLC this 18 day of July, 2011.

BY:	/s/ Robin J. Keck
Authorized Person(s)

NAME:	Robin J. Keck, Organizer
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